UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

DynCorp International Inc.

(Name of registrant as specified in its charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

DynCorp International Inc.

3190 Fairview Park Drive, Suite 700

Falls Church, VA 22042

(571) 722–0210

June 17, 2010

Dear Fellow Stockholders:

On or about May 17, 2010, DynCorp International Inc., which we refer to as we or the Company, commenced mailing to you a Definitive Proxy Statement on Schedule 14A, dated May 17, 2010, which we refer to as the Definitive Proxy Statement, relating to the special meeting of the stockholders of the Company scheduled to be held on June 29, 2010, at 11 a.m., Eastern Time, at the Millennium Broadway Hotel New York, 145 West 44th Street, New York, New York, which we refer to as the Special Meeting. At the Special Meeting, the Company’s stockholders are being asked to consider and vote on a proposal to (i) adopt the Agreement and Plan of Merger, dated as of April 11, 2010, which we refer to as the Merger Agreement, by and among the Company, Delta Tucker Holdings, Inc., which we refer to as Parent, and Delta Tucker Sub, Inc., which we refer to as Merger Sub, and (ii) adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to adopt the Merger Agreement. Each of Parent and Merger Sub is an entity created on behalf of affiliated funds and/or managed accounts of Cerberus Capital Management L.P., a private investment firm, which we refer to as Cerberus. Pursuant to the Merger Agreement, as of the effective time of the proposed merger contemplated thereby, which we refer to as the Merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation, but as a wholly-owned subsidiary of Parent.

To better understand the Merger, you should carefully read these Definitive Additional Materials on Schedule 14A, including Exhibit A hereto, and the Definitive Proxy Statement and its annexes, as well as those additional documents to which we refer you.

As disclosed in the Definitive Proxy Statement, two putative stockholder class action lawsuits were filed in connection with the Merger: (i) Shawn K. Naito v. DynCorp International Inc. et al., C.A. No. 5419–VCS, which we refer to as the Delaware Action, which was commenced in the Delaware Court of Chancery, which we refer to as the Delaware Court, against the Company, the Company’s directors, Cerberus, Parent and Merger Sub and involved allegations that our directors breached their fiduciary duties by, among other things, agreeing to the proposed Merger in which the consideration is unfair and inadequate, failing to take steps to maximize stockholder value, and putting their own interests above those of our stockholders; and (ii) Kevin V. Meehan v. Robert McKeon et al., C.A. No. 1:10CV 446, which we refer to as the Federal Action, which was commenced against the Company, the Company’s directors, Parent and Merger Sub in the U.S. District Court in the Eastern District of Virginia, which we refer to as the Federal Court, which involved similar allegations.

The Delaware Action was subsequently amended to assert various alleged non-disclosures in connection with the Company’s Definitive Proxy Statement. Defendants answered the Amended Complaint, and the Delaware Court set a hearing on Plaintiff’s motion for preliminary injunction for June 17, 2010.

The Federal Action was amended to assert various alleged disclosure violations under Section 14 of the Securities Exchange Act of 1934. Defendants moved to dismiss the Amended Complaint and, in the alternative, for abstention. Those motions were set for hearing before the Federal Court on June 18, 2010. On June 7, 2010, the Federal Court granted a joint motion to adjourn the hearing date on the motion to dismiss. Such hearing is now scheduled for July 30, 2010. Separately, plaintiff moved for expedited discovery, which motion the Federal Court denied after hearing. Thereafter, plaintiff in the Federal Action agreed to coordinate discovery with plaintiff in the Delaware Action.

On June 17, 2010, counsel for parties in the Delaware Action entered into a memorandum of understanding with the plaintiff regarding the settlement of the Delaware Action, memorializing a settlement which, if approved by the Delaware Court, will have the effect of barring further prosecution of the Federal Action and releasing the claims in that action.

The defendants have agreed, pursuant to the terms of the proposed settlement, to make certain supplemental disclosures related to the proposed Merger, all of which are set forth in Exhibit A to these Definitive Additional Materials on Schedule 14A and should be read in conjunction with the Definitive Proxy Statement, without admitting or denying that further supplemental disclosure is required under any applicable rule, statute, regulation or law and to avoid the risk of the Delaware Action delaying or adversely affecting the Merger and to minimize the expense of defending the Delaware Action. The memorandum of understanding is conditioned upon, among other things, the execution of an appropriate stipulation of settlement and completion of the Merger. The stipulation of settlement will be subject to customary conditions, including approval of the proposed settlement contemplated by the memorandum of understanding by the Delaware Court following notice to the Company’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Delaware Court will consider the fairness, reasonableness, and adequacy of the proposed settlement. If the proposed settlement is finally approved by the Delaware Court, it will resolve and release all claims in all actions, including the Federal Action, that were or could have been brought challenging any aspect of the proposed Merger or the Merger Agreement and any disclosure made in connection therewith (excluding any demand for appraisal under Section 262 of the General Corporation Law of the State of Delaware), pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement by the Delaware Court. In addition, in connection with the proposed settlement, the parties contemplate that plaintiffs’ counsel will jointly file a petition in the Delaware Court for an award of attorneys’ fees and expenses to be paid by the Company or its successor, which the defendants may oppose. The Company or the surviving corporation in the Merger shall pay or cause to be paid those attorneys’ fees and expenses awarded by the Delaware Court. Any settlement will not affect the amount of the merger consideration that Company stockholders are entitled to receive in the Merger. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Delaware Court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

The Special Meeting is scheduled to be held on June 29, 2010, at 11 a.m., Eastern Time, at the Millennium Broadway Hotel New York, 145 West 44th Street, New York, New York.

•	If you have already submitted a proxy, you may revoke or change it at any time before your proxy card is voted at the Special Meeting.

•	If you have sent a proxy directly to the Company, you may revoke or change your proxy by:

•	delivering written notice of such change or revocation to our Corporate Secretary on or before the business day prior to the Special Meeting;

•	delivering a new, later-dated proxy by telephone or via the Internet up until 11:59 p.m., Eastern Time, on June 28, 2010, the day before the date of the Special Meeting;

•	delivering a written revocation or a later dated, signed proxy card to the Company at the Special Meeting prior to the taking of the vote on the matters to be considered at the Special Meeting; or

•	attending the Special Meeting and voting in person.

•

If you hold your shares in “street name” and have instructed a bank, brokerage firm or other nominee to vote your shares, you may revoke or change a previous vote only by following the procedures established by the bank, brokerage firm or other nominee.

Revocation of the proxy will not affect any vote previously taken. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy; rather you must vote in person at the Special Meeting to revoke a previously delivered proxy.

2

As discussed in the Definitive Proxy Statement, the Board of Directors of the Company, which we refer to as the Board, has approved the Merger Agreement and determined that the Merger Agreement and the Merger are in the best interests of the Company and its stockholders. The Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to adopt the Merger Agreement.

YOUR VOTE IS VERY IMPORTANT. We have enclosed an additional proxy card.

•	If you have already submitted a proxy in favor of the proposal to adopt the Merger Agreement and do not want to change your vote, you do not need to do anything.

•	If you have already submitted a proxy and want to change your vote, you may use this card to do so.

•	If you have not already submitted a proxy, please do so now.

Sincerely,

William L. Ballhaus
President and Chief Executive Officer

3

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

The supplemental disclosure in these Definitive Additional Materials on Schedule 14A, and the documents to which we refer you in these Definitive Additional Materials on Schedule 14A, contain forward-looking statements that involve numerous risks and uncertainties. The statements contained in these Definitive Additional Materials on Schedule 14A that are not purely historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act, including, without limitation, statements regarding the expected benefits and closing of the proposed Merger, the management of the Company and the Company’s expectations, beliefs and intentions. All forward-looking statements included in these Definitive Additional Materials on Schedule 14A are based on information available to the Company on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither the Company nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the Company’s control. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10–Q and 10–K, factors and matters contained or incorporated by reference in the Definitive Proxy Statement, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee;

•

the failure to obtain the necessary equity and debt financing pursuant to the applicable commitment letters received in connection with the Merger or the failure of such financing to be sufficient to complete the Merger and the transactions contemplated thereby;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the Merger;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the Merger Agreement;

•	the diversion of our management’s attention from our ongoing business concerns;

•	the effect of the announcement, pendency or anticipated consummation of the Merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the Merger.

Consequently, all of the forward-looking statements we make in these Definitive Additional Materials on Schedule 14A are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10–Q and 10–K (see the section entitled “Where You Can Find More Information” in the

4

Definitive Proxy Statement). We undertake no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in these Definitive Additional Materials on Schedule 14A and in the Definitive Proxy Statement in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

Additional Information and Where To Find It

In connection with the Merger and required stockholder approval, the Company filed its Definitive Proxy Statement and a form of proxy with the SEC on May 17, 2010, and the Definitive Proxy Statement and form of proxy were mailed to the stockholders of record as of May 24, 2010. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, INCLUDING ANY AMENDMENTS OR UPDATES, BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE COMPANY. Investors and security holders may obtain free copies of the Definitive Proxy Statement and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by directing a request to: DynCorp International Inc., Attn: Corporate Secretary, 3190 Fairview Park Drive, Suite 700, Falls Church, Virginia, 22042.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders with respect to the Merger. Information about the Company’s directors and executive officers and their respective ownership of the Company’s common stock is set forth in the Company’s Definitive Proxy Statement, which was filed with the SEC on May 17, 2010. Investors and security holders may obtain more detailed information regarding the interests of the Company and its directors and executive officers in the Merger by reading the Definitive Proxy Statement.

5

EXHIBIT A

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

In connection with the proposed settlement of the Delaware Action, as described in this supplemental disclosure, the Company has agreed to make these supplemental disclosures to the Definitive Proxy Statement. This supplemental information should be read in conjunction with the Definitive Proxy Statement, which we urge you to read in its entirety. As noted above, none of the defendants has admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing. Capitalized terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement. The additional disclosures are as follows:

Background of the Merger

The following disclosure supplements the discussion on page 31 of the Definitive Proxy Statement concerning the direction by the M&A Committee (at the meeting of the M&A Committee on April 1, 2010) to Goldman Sachs to notify Cerberus as to, among other things, the need to agree to per share merger consideration of $18.00 per share:

The M&A Committee’s direction to Goldman Sachs to inform Cerberus as to the need to agree to per share merger consideration of $18.00 per share was reflective of the M&A Committee’s negotiating strategy and was not reflective of a determination by the M&A Committee or the Board to require a minimum per share of merger consideration of $18.00. In furtherance of the M&A Committee’s objective to obtain the highest per share merger consideration Cerberus was willing to offer, from April 6, 2010 to April 11, 2010, Mr. McKeon exchanged communications and participated in discussions with Mr. Feinberg and other representatives of Cerberus. On April 7, 2010, Cerberus informed Mr. McKeon in writing that it was willing to pay a per share merger consideration of $17.50 (a $1.00 per share increase from the previously indicated $16.50 per share). After further negotiations among representatives of the Company and Cerberus, on April 8, 2010, Mr. Feinberg informed Mr. McKeon that Cerberus was willing to increase the per share merger consideration by $0.05 to $17.55 but that such price was the highest price Cerberus was willing to offer. On April 11, 2010, Mr. Feinberg reiterated such position (and price) to Mr. McKeon. On April 11, 2010, Mr. McKeon informed the M&A Committee and the Board of Cerberus’ position, among other things. On the evening of April 11, 2010, the Board determined that the Merger Agreement and the terms and conditions of the Merger and the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders. A discussion of certain material reasons and factors considered by the Board in making its recommendation is described in detail in the section entitled “The Merger—Reasons for the Merger; Recommendation of The Board.”

Reasons for the Merger; Recommendation of The Board

The following disclosure supplements the discussion on page 35 of the Definitive Proxy Statement concerning the Company’s prospects in remaining independent and market conditions:

In considering the Company’s prospects as an independent company as well as its competitive position, the Board took into account the Company’s belief that its principal competitors include Civilian Police International, Science Applications International Corporation, ITT Corporation, KBR, Inc., IAP Worldwide Services, Inc., Xe Inc., Triple Canopy Inc., Fluor Corporation, Lockheed Martin Corporation, United Technologies Corporation, L-3 Holdings, Aerospace Industrial Development Corporation, Al Salam Aircraft Company Ltd., Mission Essential Personnel, Northrop Grumman, Computer Sciences Corporation, Lear Siegler, and Serco Group Plc.

Opinion of Goldman, Sachs & Co.

The subsection of the Definitive Proxy Statement entitled “Opinion of Goldman, Sachs & Co.” beginning on page 39, is amended and supplemented as set forth below:

Illustrative Present Value of Future Share Price Analysis

Reference is made to the first paragraph with the subheading “Illustrative Present Value of Future Share Price Analysis” on page 43 of the Definitive Proxy Statement, which is replaced in its entirety with the following:

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Common Stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings. For this analysis, Goldman Sachs used the Financial Forecasts. Goldman Sachs first multiplied the Company’s Adjusted EBITDA for fiscal years 2010, 2011, 2012 and 2013 by illustrative EV/ forward Adjusted EBITDA multiples ranging from 4.0x to 5.5x. The EV/forward Adjusted EBITDA multiples range used by Goldman Sachs in this analysis was derived by Goldman Sachs utilizing its experience and professional judgment, taking into account current and historical trading data and the current and historical EV/forward Adjusted EBITDA multiples for the Company. Goldman Sachs then calculated the present values of the implied per share future values for the Common Stock by discounting the implied per share future values to present value, using a discount rate of 16.99%. The discount rate used by Goldman Sachs in this analysis was derived by Goldman Sachs utilizing a cost of equity analysis, based on the capital asset pricing model and taking into account certain financial metrics for the United States equity markets generally and the Company specifically, including the equity risk premium of 6.67% and risk-free rate of 4.62% consistent with the Ibbotson Associates long term equity premium analysis for the period 1957-2007, and a beta of 1.85.

Illustrative Discounted Cash Flow Analysis

Reference is made to the paragraph under the subheading “Illustrative Discounted Cash Flow Analysis” on page 44 of the Definitive Proxy Statement, which is replaced in its entirety with the following:

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on the Company using the Financial Forecasts. Goldman Sachs calculated indications of net present value of estimated unlevered free cash flows for the Company for the fiscal years 2011 through 2013 using discount rates ranging from 10.5% to 14.5%. The discount rate range used by Goldman Sachs in this analysis was derived by Goldman Sachs utilizing a weighted average cost of capital “WACC” analysis, based on the capital asset pricing model and taking into account certain financial metrics for the United States equity markets generally and for the Company specifically, including the equity risk premium of 6.67% and risk-free rate of 4.62% consistent with the Ibbotson Associates long term equity premium analysis for the period 1957-2007, and a beta of 1.85. Goldman Sachs then calculated illustrative terminal values in the year 2013 based on 2013 Adjusted EBITDA multiplied by last twelve months, which we refer to as LTM, Adjusted EBITDA multiples ranging from 4.0x to 6.0x. The EV/LTM Adjusted EBITDA multiple range used by Goldman Sachs in this analysis was derived by Goldman Sachs utilizing its experience and professional judgment, taking into account current and historical trading data and the current and historical EV/forward Adjusted EBITDA multiples for the Company. These illustrative terminal values were then discounted to calculate indications of net present values using discount rates ranging from 10.5% to 14.5%. This analysis resulted in a range of illustrative indications of net present value per share of $11.84 to $22.10.

Illustrative Leveraged Buyout Analysis

Reference is made to the paragraph with the subheading “Illustrative Leveraged Buyout Analysis” on page 44 of the Definitive Proxy Statement, which is replaced in its entirety with the following:

Illustrative Leveraged Buyout Analysis. Goldman Sachs performed an illustrative leveraged buyout analysis for the Company based on the Financial Forecasts and publicly available information regarding the Company’s outstanding cash and total debt as of December 31, 2009. In performing this analysis, Goldman Sachs assumed a purchase price per share of Common Stock of $17.55, an illustrative total acquisition debt to FY 2010 Adjusted EBITDA of 4.0x; sources of funds of $67.1 million in cash, total debt of $970.0 million (comprised of a $515.0 million term loan and $455.0 million of senior unsecured notes) and sponsor equity of $608.7 million; a range of illustrative EV to LTM Adjusted EBITDA multiples of 5.5x to 7.5x for the assumed exit at the end of fiscal year 2013; an $8.9 million take-out premium on outstanding notes; and transaction fees and expenses of $60 million. The analysis resulted in illustrative equity returns ranging from 21.0% to 41.2% per year.

Multiples Compression Analysis

Reference is made to the second sentence of the first paragraph with the subheading “Multiples Compression Analysis” on page 44 of the Definitive Proxy Statement, which is replaced with the following:

Goldman Sachs calculated and compared EV (based on the transaction value) as a multiple of the Company’s LTM revenue and EV (based on the transaction value) as a multiple of the Company’s LTM EBITDA, based on historical financials as of the date of transaction announcement.

Reference is made to the second and third paragraphs under the subheading “Multiples Compression Analysis” beginning on page 44 of the Definitive Proxy Statement, which are replaced in their entirety with the following:

Goldman Sachs also reviewed and compared EV as a multiple of forward EBITDA as of December 14, 2004, the announcement date of Veritas Capital’s acquisition of the Company, to EV as a multiple of forward EBITDA as of April 9, 2010, for the publicly traded corporations in the defense industry included in the “Selected Companies Analysis.” All of these publicly-traded corporations were included in the calculation as of April 9, 2010. Each of these corporations that was publicly-traded as of December 14, 2004, was included in the calculation as of December 14, 2004.

This analysis indicated that the average EV to forward EBITDA multiple was 11.8x on December 14, 2004 and 5.0x on April 9, 2010 for the Peer Group (representing a 58% decline), 11.0x on December 14, 2004 and 6.2x on April 9, 2010 for Defense Primes (representing a 43% decline) and 12.7x on December 14, 2004 and 7.4x on April 9, 2010 for Mid-Cap Defense (representing a 42% decline). This analysis yielded an average valuation decline of 48% since the announcement of Veritas Capital’s acquisition of the Company on December 14, 2004, implying a decline in the Company’s adjusted EV to LTM EBITDA multiple from the 8.5x implied by the acquisition of the Company by Veritas Capital announced on December 14, 2004 to 4.42x as of April 9, 2010. Goldman Sachs performed this analysis to provide a cyclical defense sector perspective to the Board in comparing the valuation multiples implied by the acquisition of the Company by Veritas Capital announced on December 14, 2004 to the valuation multiples implied by the proposed Merger.

Reference is made to the fourth sentence of the penultimate paragraph in the subsection entitled “Opinion of Goldman Sachs & Co.” on page 46 of the Definitive Proxy Statement, which is replaced with the following:

In addition, Goldman Sachs has provided certain investment banking and other financial services to the Company and its affiliates from time to time for which Goldman Sachs’ investment banking division has received, and may receive, compensation, including having acted as joint-bookrunner in connection with the private placement of the Company’s 9.50% Senior Subordinated Notes due 2013 (aggregate principal amount $125,000,000) in July 2008 and as lead bookrunner in connection with the public offering of 10,000,000 shares of Common Stock owned by affiliates of Veritas Capital in August 2009.

Reference is made to the sixth sentence of the penultimate paragraph in the subsection entitled “Opinion of Goldman Sachs & Co.” on pages 46–47 of the Definitive Proxy Statement, which is replaced with the following:

Goldman Sachs also has provided certain investment banking and other financial services to Cerberus and its affiliates and portfolio companies from time to time for which Goldman Sachs’ investment banking division has received, and may receive, compensation, including, but not limited to, having acted as financial advisor to GMAC LLC, an affiliate of Cerberus, in connection with its purchase of an interest in IB Finance Holding Company, LLC in January 2009; joint-bookrunner in connection with the initial public offering of 56,000,000 shares of common stock of Talecris Biotherapeutics Holdings Corp., a portfolio company of Cerberus, which we refer to as Biotherapeutics, in September 2009; joint-bookrunner in connection with the public offering by NewPage Corporation, a portfolio company of Cerberus, of its 11.375% Senior Secured Notes due 2014 (aggregate principal amount $500,000,000) in September 2009; and joint-bookrunner in connection with the public offering by Biotherapeutics of its 7.75% Senior Notes due 2016 (aggregate principal amount $600,000,000) in October 2009.

Company Financial Forecasts.

The following disclosure supplements the discussion on page 47 of the Definitive Proxy Statement concerning the Financial Forecasts:

Our management also shared with Goldman Sachs and Cerberus a projected consolidated cash flow statement for fiscal years 2010 through 2013, (A) which showed the following financial information, which we refer to as the Supplemental Financial Information: (i) depreciation and amortization of $42.6 million, $55.6 million, $46.4 million and $25.8 million, (ii) operating cash flow of $61.7 million, $101.4 million, $149.1 million and $179.6 million and (iii) capital expenditures (excluding payment for computer software upgrade) of $(42.8 million), $(10.0 million), $(10.0 million) and $(10.0 million), in each case, for fiscal years 2010, 2011, 2012 and 2013, respectively, and (B) from which free cash flow of $18.9 million, $91.4 million, $139.1 million and $169.6 million can be derived for fiscal years 2010, 2011, 2012 and 2013, respectively.

Free cash flow is a measure of financial performance calculated as operating cash flow minus capital expenditures. Free cash flow represents the cash that a company is able to generate after paying the money required to maintain or expand its asset base. Free cash flow may be important because it is a figure that measures a company’s ability to pursue opportunities that may enhance stockholder value. We believe this non-GAAP financial measure is useful in evaluating operating performance and is regularly used by security analysts, institutional investors and other interested parties in reviewing a company’s operating performance. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

Disclosure of the Supplemental Financial Information has been included to provide our stockholders with access to certain nonpublic information considered by the Board during its evaluation of the Merger and provided to Goldman Sachs in connection with its opinion to the Board that, as of April 11, 2010, and based upon and subject to the factors and assumptions set forth therein, the $17.55 Per Share Merger Consideration to be paid to the holders of shares (other than Parent and its affiliates) of our Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. The inclusion of the Supplemental Financial Information should not be regarded as an indication to any stockholder or any other recipient of this information that the Board considered, or now considers, it to be predictive of actual future results. The Supplemental Financial Information reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control and, as a result, there can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than forecasted. For example:

•

The depreciation component of the depreciation and amortization forecast for the Financial Forecasts shared with Goldman Sachs and Cerberus was based on (i) the actual depreciable assets owned by the Company as of January 2, 2010 (including, without limitation, the 13 Huey helicopters that were purchased by the Company during calendar year 2009) plus (ii) an estimate as to the amount of new depreciable assets that would be purchased over the forecast period to support the ongoing business of the Company, which estimate was calculated based on the amount of depreciable assets purchased by the Company in the prior four calendar years.

•

The amortization portion of the depreciation and amortization forecast for the Financial Forecasts was based on, among other things, the amount of “Customer Related Intangibles”, which we refer to as CRI, that were reflected on the Company’s balance sheet as of January 2, 2010, plus an estimate of additional CRI resulting from the Company’s purchase of Casals and Associates, Inc. on January 22, 2010 (discussed in footnote 16 to the Company’s consolidated financial statements for the fiscal year ended April 2, 2010, which financial statements are attached as an exhibit to the Company’s Form 10-K for the fiscal year ended April 2, 2010, which was filed with the SEC on June 4, 2010). The Company’s depreciation and amortization forecast for the Financial Forecasts did not include any additions to CRI from potential future acquisitions by the Company or any of its subsidiaries.

•

A key element of operating cash flow is changes in working capital. The Company’s working capital requirements were forecasted for the Financial Forecasts assuming, among other things, (i) a “Days Sales Outstanding”, which we refer to as DSO, forecast of 70 days to estimate Accounts Receivable, which forecast compares to a DSO of 71 days for the Company as of the fiscal year ended April 2, 2010, and (ii) amounts of Accounts Payable, Accrued Payroll Liabilities and Prepaid Expenses consistent with historical trends as adjusted for revenue growth during the forecasted period.

•

In each of the past four fiscal years, the amount of capital expenditures incurred by the Company to support the ongoing business of the Company has been less than 0.5% of the Company’s revenue derived during the applicable fiscal year, excluding the Company’s acquisition in fiscal year 2010 of $39.7 million of helicopters to support a specific program, which acquisition costs were disregarded as outside of its normal practice for purposes of the Company’s forecast of capital expenditures for the Financial Forecasts. The forecasted capital expenditures for the fiscal years 2011 through 2013 were estimated at $10.0 million per year based on the Company’s recent historical levels that support its ongoing businesses and were calculated for purposes of the Financial Forecasts excluding onetime purchases in support of a new program.

Since the Supplemental Financial Information covers multiple years, such information by its nature becomes less predictive with each successive year. Also, the economic and business environments can and do change quickly, which adds a significant level of unpredictability, unreliability and execution risk. These factors create significant doubt as to whether the forecasts for fiscal years 2010 and beyond are likely to be achieved. As a result, the Supplemental Financial Information is not necessarily indicative of the Company’s future results. In addition, the Company prepared the Supplemental Financial Information prior to the Board’s approval of the Merger Agreement and, accordingly, the Supplemental Financial Information does not reflect the effects of the Merger or the Merger Agreement, which may cause results to differ materially. Accordingly, readers of this supplement to the Definitive Proxy Statement are cautioned not to place undue reliance on the Supplemental Financial Information.

The Supplemental Financial Information was prepared for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States, or GAAP, the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Supplemental Financial Information was prepared by, and is the responsibility of, our management. We do not assume any responsibility to update the Supplemental Financial Information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Supplemental Financial Information, nor have they expressed any opinion or provided any other form of assurance on the Supplemental Financial Information or the achievability of the financial results forecasted therein, and assume no responsibility for, and disclaim any association with, the Supplemental Financial Information. Furthermore, the Supplemental Financial Information does not take into account any circumstances or events occurring after the date the Supplemental Financial Information was prepared that were unforeseen by our management at the time of preparation. We have made publicly available our actual results of operations for the year ended and fourth quarter ended April 2, 2010. Our stockholders should review our Annual Report on Form 10-K for the year ended April 2, 2010, to obtain this information. See the section entitled “Where You Can Find More Information” in the Definitive Proxy Statement.

None of the Company or our affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of the Company compared to the information contained in the Supplemental Financial Information or that forecasted results will be achieved.

THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THE SUPPLEMENTAL FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE SUPPLEMENTAL FINANCIAL INFORMATION, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE SUPPLEMENTAL FINANCIAL INFORMATION ARE SHOWN TO BE IN ERROR OR CHANGE.